CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the use in this initial Registration Statement on Form N-4 of our report dated March 30, 2001, relating to the financial statements of LB Variable Annuity Account I, which appear in such Registration Statement. We also consent to the references to us under the heading “Financial Statements and Experts” and “Independent Accountants and Financial Statements” in such Registration Statement.

We also consent to the use in such Registration Statement of our report dated March 16, 2001, relating to the financial statements of Lutheran Brotherhood, which appear in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

PRICEWATERHOUSECOOPERS LLP
Minneapolis, Minnesota
December 28, 2001